Exhibit 10.1.0

Form of Senior Subordinated Note

THIS SENIOR SUBORDINATED NOTE WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR LOCAL SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, EXCEPT AS PROVIDED HEREIN AND IN ACCORDANCE WITH APPLICABLE LAWS.

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE, AND YIELD TO MATURITY FOR THIS NOTE BY SUBMITTING A WRITTEN REQUEST FOR SUCH INFORMATION TO THE COMPANY AT THE FOLLOWING ADDRESS: GRAFTECH INTERNATIONAL LTD., 12900 SNOW ROAD, PARMA, OHIO 44130, ATTENTION: TREASURER.

SENIOR SUBORDINATED NOTE

$[ ]	November 30, 2010

FOR VALUE RECEIVED, GRAFTECH INTERNATIONAL LTD. f/k/a GrafTech Holdings Inc., a Delaware corporation with its principal office located at 12900 Snow Road, Parma, Ohio 44130 (the “Company”), promises to pay to the order of [name], [type of person] [residing at/with offices located at] [address] [or Holder’s registered assigns] (“Holder”), the aggregate principal amount of [            ] and __/100 Dollars ($        ]). This Senior Subordinated Note (this “Note”) is a senior subordinated, unsecured, promissory note issued by the Company pursuant to (i) the Agreement and Plan of Merger, dated as of April 28, 2010, as amended, by and among the Company, GrafTech International Ltd., a Delaware corporation, GrafTech Delaware I Inc., GrafTech Delaware II Inc., Seadrift Coke L.P., Seadrift Coke LLC and certain partners of Seadrift Coke L.P. (as so amended, the “Seadrift Merger Agreement”) or (ii) the Agreement and Plan of Merger, dated as of April 28, 2010, as amended, by and among the Company, GrafTech International Ltd., a Delaware corporation, GrafTech Delaware III Inc., C/G Electrodes LLC, and certain members of C/G Electrodes LLC (as so amended, the “CG Merger Agreement”), which, together with this Note, have an aggregate principal amount of $200,000,000 (the “Senior Notes”). All of the Senior Notes (including this Note) shall be treated as a single class on a pari passu basis. All of the Senior Notes have been guaranteed, on a ratable, pari passu, subordinated basis, by GrafTech International Holdings Inc., a Delaware corporation, Seadrift Coke L.P., a Delaware limited partnership, and C/G Electrodes LLC, a Delaware limited liability company (collectively with any Significant Subsidiary (as defined herein) who becomes a guarantor pursuant to the provisions hereof, the “Subsidiary Guarantors”), pursuant to the terms hereof.

Maturity Date and Payment

This Note shall mature and become payable on the fifth anniversary of the date hereof or such earlier date on which the principal sum outstanding shall become due and payable as provided herein (the “Maturity Date”). If the Maturity Date is on a Saturday, Sunday or a day upon which commercial banks are permitted or required to be closed in the State of New York, such amount shall be paid on the next succeeding business day. Holder is the sole and exclusive owner of the Senior Note registered in Holder’s name for all purposes, including payments, waivers and amendments, notwithstanding notice to the contrary and without liability or obligation to any other person.

This Note shall not bear interest. All amounts due hereunder shall be payable by (i) check mailed to the [residence/office] of Holder or at such other place as Holder may reasonably designate by giving written notice to that effect to the Company or (ii) wire transfer to an account located in the United States designated by Holder by giving written notice to that effect to the Company. All amounts due hereunder shall be paid in lawful money of the United States of America.

Prepayment and Redemption

The Company shall have the right at any time and from time to time, to prepay or redeem all or part of any amount due hereunder. If the Company elects to redeem this Note, it shall give written notice to Holder in writing of the redemption date and the principal amount to be redeemed at least 30 days before the redemption date. The redemption price shall equal the aggregate principal amount, or such portion thereof as the Company may designate.

Once notice of redemption is mailed, the redemption price becomes due and payable on the redemption date stated in the notice. On the redemption date, the redemption price therefore shall be paid and this Note, or the redeemed portion thereof, shall be canceled by the Company.

Failure to give notice or any defect in the notice to Holder shall not affect the validity of the notice. If this Note is redeemed in part, the Company shall execute and deliver to Holder a new Senior Note, but equal in principal amount to the unredeemed portion of this Note.

Subordination

The Company and Holder agree that all indebtedness evidenced by this Note shall be subordinate and junior in right of payment to all Senior Debt (as hereinafter defined) as provided for herein and that such subordination shall benefit and be enforceable by the holders of such Senior Debt. Only indebtedness of the Company which is Senior Debt shall rank senior to the Senior Notes (including this Note). For purposes of this Note, “Senior Debt” means:

(i) indebtedness of the Company or any of its subsidiaries for money borrowed and indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company or any if its subsidiaries is responsible or liable, whether now existing or hereafter outstanding;

(ii) guarantees by the Company or any of its subsidiaries of indebtedness of other persons for money borrowed or of notes, debentures, bonds or other similar instruments for which other persons are responsible or liable (in each case, other than persons who are direct and indirect subsidiaries of the Company), but without duplication, whether now existing or hereafter outstanding (collectively, the amounts in clause (i) and (ii), the “Other Senior Debt”);

(iii) indebtedness for borrowed money, obligations and guarantees of the Company or its subsidiaries incurred pursuant to the Amended and Restated Credit Agreement dated as of April 28, 2010, among the Company, GrafTech Global Enterprises Inc, GrafTech Finance Inc, GrafTech Switzerland S.A., the LC Subsidiaries from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, Collateral Agent and Issuing Bank, Bank of America, N.A., and BNP Paribas as Co-Syndication Agents, The Bank of Nova Scotia as Documentation Agent, J.P. Morgan Securities Inc., Banc of America Securities LLC and BNP Paribas Securities Corp as Joint-Lead Arrangers (as the same may be amended, extended, renewed, restructured, supplemented or otherwise modified from time to time, any such facility) or any indenture, bond, note, loan, line of credit, credit facility or other arrangement which amends, extends, renews, restructures, replaces supplements or otherwise modifies the same (collectively, the “Credit Facility”), in an aggregate principal amount of up to $390 million (the “Credit Facility Amount”), but without duplication;

(iv) indebtedness, obligations and guarantees, principally by or for the benefit of the Company’s foreign subsidiaries, for or under one or more revolving credit, overdraft, cash management, letter of credit or other facility or any indenture, bond, note, loan, line of credit, credit facility or other arrangement which amends, extends, renews, restructures, replaces supplements or otherwise modifies the same (each a “Foreign Liquidity Facility”), in an aggregate principal amount of up to $145 million (“Foreign Facility Amount”, and together with the Credit Facility Amount, the “Facilities Senior Debt”), but without duplication;

(v) indebtedness, obligations and guarantees under all amendments, extensions, renewals, restructurings, refundings, waivers, replacements (whether or not upon termination, or including any additional or different obligors or with the same or other agents, lenders, financial institutions, investors or groups of lenders or investors), restatements, refinancings, supplements and other modifications of any of the foregoing (in whole or in part and without limitation as to amount, terms, conditions covenants and other provisions), including, any agreement to refinance, replace or otherwise restructure all or any portion of any of the foregoing or any successor or replacement to any of the foregoing that increases the amount loaned or issued thereunder or alters the maturity thereof; and

(vi) all amounts due with respect to any of the foregoing, including accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, regardless of whether or not post-filing interest is allowed in such proceeding), fees, expenses and other amounts;

unless the instrument creating or evidencing such Senior Debt expressly provides that such indebtedness, guarantees, obligations, interest, fees, expenses and other amounts are not senior to the Senior Notes.

The Facilities Senior Debt shall be deemed Senior Debt for all purposes in this Note.

Subject to the preceding sentence, Senior Debt shall not include the following:

(1) any indebtedness or obligation of the Company to any of its subsidiaries (or of any subsidiary of the Company to the Company or to another subsidiary of the Company) except, in each case, evidenced by a promissory note or other instrument or account which has been pledged as collateral to secure Senior Debt;

(2) any indebtedness, guarantee or obligation of the Company or any of its subsidiaries which is subordinate or junior to any other indebtedness, guarantee or obligation of the Company or such subsidiary (other than Senior Debt which subordinates itself to other Senior Debt); or

(3) any indebtedness for borrowed money or guarantees of indebtedness for borrowed money constituting Other Senior Debt of the Company or any of its subsidiaries (and indebtedness of the type described in clauses (v) and (vi) in respect of such Other Senior Debt), if, on the date of incurrence or issuance of (or, if earlier, the date of entry into an agreement providing for the incurrence or issuance of) such indebtedness or guarantees, and after giving effect thereto, the Company’s Leverage Ratio would be greater than 4.00 to 1.00.

If the Company or any of subsidiaries proposes to grant a security interest to secure Other Senior Debt that would not be Senior Debt because the Leverage Ratio (at the time calculated) would exceed 4.00 to 1.00, the Company or such subsidiary shall grant at the same time a security interest for the benefit of the Noteholders on a pari passu basis with such Other Senior Debt to the extent such Other Senior Debt causes the Leverage Ratio (at the time calculated) to exceed 4.00 to 1.00.

For purposes of this Note, “Leverage Ratio,” as of any date of determination, means the ratio of (a) the Company’s Consolidated Net Debt at the end of the period covered by the most recent four consecutive fiscal quarters for which consolidated financial statements are publicly available (recomputed on a pro forma basis taking into account (i) all indebtedness incurred or repaid since the end of such period together with any indebtedness proposed to be incurred and any indebtedness that will be repaid in connection with such incurred indebtedness, (ii) acquisitions and dispositions of companies, divisions, business units, businesses or product lines and (iii) net proceeds from issuance or sale of equity securities (and interest thereon), in each case as if such event had taken place as the beginning of such period) to (b) the Company’s Consolidated EBITDA for such period (recomputed on such a pro forma basis).

For purposes of this Note, “Consolidated Net Debt” means consolidated indebtedness of the Company and its subsidiaries of the types described in clauses (i), (ii), (iii) or (iv) above (and indebtedness of the type described in clauses (v) and (vi) in respect of such clauses (i), (ii), (iii) or (iv)) but excluding any intercompany indebtedness or any guarantees by the Company or its subsidiaries relating to other indebtedness of the Company or its subsidiaries), less consolidated cash and cash equivalents of the Company and its subsidiaries. For purposes of the calculation of the Leverage Ratio, any guarantees of third party indebtedness for money borrowed shall be included on the basis of the face amount of the liability guaranteed, without duplication.

For purposes of this Note, “Consolidated EBITDA” means the Company’s “EBITDA” as defined in the agreement governing the Credit Facility (as in effect at the time of the issuance of the Senior Notes).

Except as otherwise provided herein, pro forma calculations shall be made in accordance with the provisions of the agreement governing the Credit Facility (as in effect at the time of the issuance of the Senior Notes). All pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of the Company, whose determination shall be conclusive absent manifest error.

Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, (i) holders of Senior Debt shall be entitled to receive payment in full in cash of such Senior Debt before holders of the Senior Notes, including Holder (collectively, “Noteholders”) shall be entitled to receive any payment on the Senior Notes and (ii) until all Senior Debt is paid in full in cash, any payment or distribution to which Noteholders would be entitled but for the provisions under this heading “Subordination” shall be made to holders of such Senior Debt as their interests may appear, except that Noteholders may receive and retain any equity interests in the Company or debt securities of the Company subordinated to such Senior Debt (collectively, “Permitted Junior Securities”).

The Company shall not make any payment on the Senior Notes and shall not purchase, prepay, redeem, set aside any sinking or similar fund or otherwise retire or discharge any Senior Notes (collectively, “pay the Senior Notes”), if (i) any payment default under Senior Debt shall occur or (ii) any other default under Senior Debt shall have occurred and the maturity thereof shall have been accelerated in accordance with its terms (each, a “Payment Default”), unless, in either case, such Payment Default has been cured or waived and any such acceleration has been rescinded or such Senior Debt has been paid in full in cash. During the continuance of any default (other than a Payment Default) with respect to any Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company shall not pay the Senior Notes for a period (a “Payment Blockage Period”) commencing upon the receipt by the Company of written notice (a “Blockage Notice”) of such default from a holder of any such Senior Debt specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period shall end earlier if such Payment Blockage Period is terminated (1) by written notice to the Company from the holder who gave such Blockage Notice, (2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing or (3) because such Senior Debt has been discharged or repaid in full in cash. Notwithstanding the provisions described in the immediately preceding two sentences (but subject to the provisions contained in the first sentence of this paragraph), unless the holders of such Senior Debt shall have accelerated the maturity of such Senior Debt, the Company shall be entitled to pay the Senior Notes after termination of such Payment Blockage Period. The Senior Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period, irrespective of the number of defaults with respect to Senior Debt during such period. For purposes of this paragraph, no nonpayment default or event of default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Senior Debt initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the holder of such Senior Debt unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days. Nothing in this paragraph shall restrict the Company from paying, or Noteholders from receiving and retaining, Permitted Junior Securities.

If payment of Senior Notes is accelerated because of a Default hereunder, the Company shall promptly notify the holders of all Senior Debt of such acceleration and neither the Company nor any of its subsidiaries shall pay the Senior Notes until five business days after the holders of all Senior Debt receive notice of such acceleration.

If a payment or distribution is made to one or more Noteholders that should not have been made to them in accordance with the provisions under this heading “Subordination,” such Noteholders shall hold it in trust for holders of Senior Debt and pay it over to them as their interests may appear.

Noteholders shall not institute against, or join with or assist any person in instituting against, the Company any receivership, bankruptcy, reorganization, arrangement, insolvency, liquidation, winding up or similar proceedings.

After all Senior Debt shall have been paid in full in cash and until the Senior Notes are paid in full in cash, Noteholders shall be subrogated to the rights of holders of such Senior Debt to receive payments and distributions applicable to such Senior Debt to the extent that payments and distributions otherwise payable to Noteholders have been applied to the payment of Senior Debt. For such purposes, a payment or distribution made to holders of Senior Debt which otherwise would have been made to the Noteholders is not, as between the Company and the Noteholders, a payment on such Senior Debt.

The provisions under this heading “Subordination” are, and are intended to be, an inducement and a consideration to each holder of any Senior Debt, whether created or acquired before or after the issuance of the Senior Notes, to acquire and continue to hold, or to continue to hold, such Senior Debt and such holder of such Senior Debt shall be deemed conclusively to have relied on such provisions. Each other Noteholder as well as each holder of Senior Debt is an intended third party beneficiary of the provisions under this heading “Subordination” and shall be entitled to enforce such provisions. No right of any holder of Senior Debt hereunder shall be impaired by any act or failure to act by the Company or any of its subsidiaries or by any failure to comply the provisions under this heading “Subordination.” No Amendment (as defined herein) of the provisions set forth under this heading “Subordination” shall be effective without the prior written consent of the holders of Senior Debt.

As used herein, (i) the word “including” shall be deemed to be followed by the words “without limitation” and (ii) the word “person” shall include an individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, and any other entity. All agreements in this Senior Note of the Company and Holder shall bind their respective successors and assigns. This Note (together with the other Senior Notes) constitutes the entire agreement among the Company, its subsidiaries and Holder relative to the subject matter hereof.

Subordinated Guarantee

Each Subsidiary Guarantor jointly and severally guarantees, as a primary obligor and not merely as a surety, on an unsecured senior subordinated basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise of all obligations of the Company under this Note (the “Guaranteed Obligations”). Each Subsidiary Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Subsidiary Guarantor, and that such Subsidiary Guarantor shall remain bound under this Note notwithstanding any extension or renewal of any Guaranteed Obligation. The obligations of each Subsidiary Guarantor hereunder are subordinated to Senior Debt to the same extent and in the same manner as applies to the Company as set forth under the heading “Subordination.” above.

Each Subsidiary Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Subsidiary Guarantor waives notice of any default under this Note or the Guaranteed Obligations. The obligations of each Subsidiary Guarantor hereunder shall not be affected by (i) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company, under this Note or any other agreement, or otherwise, (ii) any extension or renewal of any thereof, (iii) any rescission, waiver, amendment or modification of any of the terms of this Note, (iv) the failure of the Holder to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (v) any change in the ownership of such Subsidiary Guarantor.

Each Subsidiary Guarantor further agrees that its guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection).

Except as expressly set forth herein, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations, or otherwise. Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor herein shall not be discharged, impaired or otherwise affected by the failure of the Holder to assert any claim or demand or to enforce any remedy under this Note or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance’ of the Guaranteed Obligations, or by any other act or thing or omission or delay to do any other act or thing which mayor might in any manner or to any extent vary the risk of any Subsidiary Guarantor or would otherwise operate as a discharge of any Subsidiary Guarantor as a matter of law or equity.

In connection with the sale or distribution of substantially all of the assets of a Significant Subsidiary to another subsidiary of the Company, such person will cause the person who receives such assets to assume its obligations hereunder. In connection with a bona fide sale of substantially all of the assets of a Significant Subsidiary to a third party or in connection with a transaction with a bona fide third party where the Significant Subsidiary ceases to be a subsidiary of the Company, such Significant Subsidiary shall be automatically released from the terms and conditions set forth in this Section “Subordinated Guarantee”.

Additional Guarantors

The Company shall cause each of its direct and indirect subsidiaries incorporated in the United States which is a Significant Subsidiary to guarantee this Note on a senior subordinated basis on the same terms and conditions as set forth in the Section “Subordinated Guarantee”. “Significant Subsidiary” means a “significant subsidiary” (as defined in Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission). Each subsidiary that ceases to be a Significant Subsidiary shall be automatically released from the terms and conditions set forth in the Section “Subordinated Guarantee” at such time such subsidiary ceases to be a Significant Subsidiary.

Transfer Restrictions

This Note may be offered, sold, pledged or otherwise transferred (each, a “Transfer”) only (i) pursuant to an exemption from registration under the Securities Act so long as the transferee furnishes to the Company a signed letter containing representations reasonably requested by the Company relating to such exemption and, if requested, an opinion of counsel reasonably acceptable to the Company that such transfer complies with the Securities Act, (ii) pursuant to an effective registration statement under the Securities Act or (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder. Holder shall provide prior written notice to the Company of its intent to Transfer this Note other than (x) to a Related Party, (y) pursuant to such an effective registration statement or (z) a pledge in connection with a bona fide margin account or other loan or financing arrangement. In the case of any Transfer (other than any Exempt Transfer) the Company shall have the right to purchase this Note on the same terms (including price) as those relating to such proposed Transfer for ten (10) days following receipt of such notice (the “Repurchase Right”). “Exempt Transfer” means (a) any Transfer to a Related Party, (b) a pledge in connection with a bona fide margin account or other loan or financing arrangement, or (c) any subsequent foreclosure, margin call or similar remedy in connection with a pledge described in clause (b).

Holder shall, and each subsequent Holder is required to, notify any Transferee of this Note from such Holder of the resale restrictions described under the heading “Transfer Restrictions”.

For purposes of this Note, “Related Parties” means (a) with respect to a Holder that is an entity, the owners of equity interests of such Holder and (b) with respect to a Holder that is an individual, (i) such individual’s spouse, descendants, parents, grandparents, brothers and sisters (including those so related by adoption), any trust, guardianship or other fiduciary relationship, limited liability company or partnership established and maintained for the benefit of (but only of) any of them or such individual or any estate resulting upon the death of any of them or such individual, (ii) any corporation, partnership, limited liability company or other business organization controlled by and 95% of the interests in which are owned, directly or indirectly, by anyone or more individuals or entities named or described in clause (b )(i) above, and (iii) any organization described in Section 501(c)(3) of the Internal Revenue Code created by and substantially supported by anyone or more individuals or entities described in clauses (b )(i) or (b)(ii) above.

Legend Removal

The legend on this Note shall be removed (i) when sold in reliance on and in accordance with Rule 144 (or any successor provision) under the Securities Act or (ii) upon the Holder’s request, provided that the Company may request an opinion of counsel in form and substance reasonably satisfactory to the Company, to the effect that subsequent Transfers of such Note may be effected without registration under the Securities Act and any other applicable foreign securities Laws.

Defaults

For purposes of this Note, a “Default” shall be deemed to occur if any of the following events or circumstances shall occur:

(i) the Company or any Subsidiary Guarantor shall fail to pay any amount due hereunder on the due date of such payment or within five business days thereafter;

(ii) the Company, any Significant Subsidiary or any Subsidiary Guarantor shall be adjudicated bankrupt or insolvent, file a petition or an answer not denying jurisdiction under any bankruptcy, insolvency, reorganization, arrangement, receivership or similar law, make a general assignment for the benefit of creditors or admit in writing its inability to pay its debts generally as they become due;

(iii) a petition under any bankruptcy, insolvency, receivership, reorganization or similar law shall be filed against the Company, any Significant Subsidiary or any Subsidiary Guarantor that is not discharged or dismissed within 120 days;

(iv) a trustee, conservator, receiver or liquidator shall be appointed with respect to the Company, any Significant Subsidiary or any Subsidiary Guarantor or all or a substantial part of the property of the Company, any Significant Subsidiary or any Subsidiary Guarantor;

(v) a Change in Control;

(vi) the failure of the Company or any Subsidiary Guarantor to comply with any term contained herein, which failure continues for more than 30 days after written notice thereof from the Holder; or ‘

(vii) the acceleration by the holders of Senior Debt of the Company, any Significant Subsidiary or any Subsidiary Guarantor in excess of $50,000,000.

For purposes of this Note, a “Change in Control” shall be deemed to occur if any of the following events or circumstances shall occur:

(i)	any “person” or “group” within the meaning of Section 13(d) or 14(d)(2) of the

Securities and Exchange Act of 1934, as amended (the “Exchange Act”), becomes the beneficial owner of more than 35% of the then outstanding common stock or more than 35% of the then outstanding voting securities of the Company;

(ii)	any “person” or “group” within the meaning of Section 13( d) or 14( d)(2) of the Exchange Act acquires by proxy or otherwise the right to vote on any matter or question with respect to more than 35% of the then outstanding common stock or more than 35% of the combined voting power of the then outstanding voting securities of the Company;

(iii)	stockholders of the Company approve a plan of dissolution or complete or substantially complete liquidation of the Company or the Board of Directors of the Company approves such a plan other than in connection with a reorganization, recapitalization, redomestication, reincorporation, restructuring or similar transaction following which all or a majority of the business of the Company and its subsidiaries (taken as a whole) shall be continued by the Company or any successor thereto; or

(iv)	any consummation of:

(1)

a reorganization, restructuring, recapitalization, reincorporation, merger or consolidation of the Company (a “Business Combination”) unless, following such Business Combination, (A) all or substantially all of the persons who were the beneficial owners of the common stock and the voting securities of the Company outstanding immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the common equity securities and the combined voting power of the voting securities of the person resulting from such Business Combination outstanding after such Business Combination (including a person, which as a result of such Business Combination, owns the Company or all or substantially all of the assets of the Company) in substantially the same proportions as their ownership immediately prior to such Business Combination of the then outstanding common stock and the combined voting power of the then outstanding voting securities of the Company, respectively, (B) no “person” or “group” within the meaning of Section 13(d) or 14(d)(2) of the Exchange Act (excluding (x) any person resulting from such Business Combination and (y) any employee benefit plan (or related trust) of the Company or any person resulting from such Business Combination) beneficially owns more than 50% of the common equity securities or more than 50% of the combined voting power of the voting securities of the person resulting from such Business Combination outstanding after such Business Combination, except to the extent that such beneficial ownership existed prior to such Business Combination with respect to the then outstanding common stock and the then outstanding voting securities of the Company, and (C) at least a majority of the members of the board of directors (or similar governing body) of the person resulting from such Business Combination were members of the Board of Directors of the Company at the earliest of the time of the execution of the initial agreement providing for such Business Combination or at the time of the action of the Board of Directors of the Company approving such Business Combination or at the time of action of the stockholders of the Company approving such Business Combination; or

(2)	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, whether held directly or indirectly through one or more subsidiaries (excluding any pledge, mortgage, grant of security interest, sale-leaseback or similar transaction in the ordinary course of business, but including any foreclosure sale).

For purposes of the definition of Change in Control, references to “beneficial owner” and correlative phrases shall have the same definition as set forth in Rule 13d-3 under the Exchange Act (except that ownership by underwriters (including when acting as initial purchasers in a private offering) solely for purposes of a distribution or offering shall not be deemed to be “beneficial ownership”) and references to the Exchange Act or rules or regulations thereunder mean those in effect on January 1,2010. Notwithstanding the foregoing, a Change in Control will not be deemed to have occurred in connection with an event or circumstance to the extent any of a Principal Holder, DM, NM or any Related Party or Affiliate (each such term, as defined in the Registration Rights and Stockholders Agreement contemplated by the Seadrift Merger Agreement and the CG Merger Agreement), directly or directly, takes, makes, initiates, participates or otherwise does any of the activities described in Section 2.3(b) of such Registration Rights and Stockholders Agreement, regardless of whether it would be permitted thereby.

Remedies and Waivers

If a Default described in clause (i) of the definition of Default occurs and is continuing, Holder may, by written notice to the Company, at Holder’s election, declare the principal amount then outstanding hereunder to be immediately due and payable and thereafter exercise all rights, powers and remedies available to Holder (except as limited herein).

If a Default described in clauses (ii), (iii) or (iv) of the definition of Default occurs, the principal amount then outstanding hereunder shall automatically become and be immediately due and payable without any declaration or other act on the part of Holder and Holder may thereafter exercise all rights, powers and remedies available to Holder.

If a Default described in clauses (v), (vi) or (vii) of the definition of Default occurs and is continuing, the Majority Holders (and only the Majority Holders) may, by written notice to the Company, declare the principal amount then outstanding under all (but not less than all) of the Senior Notes to be immediately due and payable and thereafter, unless otherwise directed by the Majority Holders, exercise, on behalf of (and for the ratable benefit and at the ratable expense of) all of the holders of the Senior Notes, all rights, powers and remedies available to the holders of the Senior Notes, except as limited herein. No holder of the Senior Note shall take any action inconsistent therewith and each holder of the Senior Notes shall cooperate with the Majority Holders in connection therewith. Without limiting the preceding sentences of this paragraph:

(i) the Majority Holders shall have the sole right to waive any such Default and its consequences, and any such waiver shall be binding upon each holder of the Senior Notes;

(ii) the Majority Holders shall have the sole right to direct the time, method and place of conducting any proceedings in respect of any such Default and shall do so for the ratable benefit and at the ratable cost of all holders of the Senior Notes; and

(iii) no holder of the Senior Notes shall use any Senior Note, or any rights thereunder or hereunder, to prejudice the rights of another holder of the Senior Notes or to obtain a preference or priority over another holder of the Senior Notes in respect of any such Default.

No holder of the Senior Notes shall institute against, or join with or assist any person in instituting against, the Company any receivership, bankruptcy, reorganization, arrangement, insolvency, liquidation, winding up or similar proceedings.

Subject to the limitations set forth herein, each right, power and remedy hereby given or otherwise available to Holder shall be cumulative, shall be in addition to every other right, power and remedy hereby given or otherwise available to Holder and may be exercised at any time and from time to time as often and in such order or concurrently as may be deemed expedient by Holder. Neither the exercise or commencement of exercise (from time to time and at any time) by Holder of, nor the delay or failure (at any time or for any period of time) to exercise, any right, power or remedy shall constitute (i) a waiver of the right to exercise, or impair, limit or restrict the exercise of, such right, power or remedy or any other right, power or remedy at any time and from time to time thereafter or (ii) a waiver of any Default by the Company. No waiver by Holder (or the Majority Holders) of any Default by the Company shall be deemed to be a waiver of any other or similar, previous or subsequent Default by the Company. No waiver of any right, power or remedy of Holder (or the Majority Holders) shall be deemed to be a waiver of any other right, power or remedy of Holder (or the Majority Holders) or shall, except to the extent so waived, impair, limit or restrict the exercise of such right, power or remedy.

Remedies Not Exclusive

Any right or remedy herein is intended to be cumulative and not exclusive, of any other right or remedy so provided by law, equity, statute, agreement or otherwise. All or any of such rights or remedies may be exercised concurrently or in such other manner as Holder shall decide. No failure on the part of Holder to exercise any of such rights or remedies shall be deemed a waiver thereof or any default hereunder.

No Recourse against Others

No incorporator, director, officer, employee, stockholder, subsidiary, affiliate, agent, consultant or representative of the Company, solely by reason of such status, shall have any liability for the obligations of the Company hereunder or for any claim based on or arising out of this Note, the issuance, sale or transfer hereof, or any other matter based on or arising out of this

Note or such obligations or their creation, performance or enforcement, or any matter related thereto. Holder waives and releases all such liability. Such waiver and release is to be part of the consideration for the issuance of this Note.

Notices

All notices, demands, requests, deliveries of the Note for replacement or exchange, and other communications with respect to this Note and the rights and obligations hereunder which are required or permitted to be given shall be in writing and shall be deemed to have been sufficiently given when delivered personally, by FedEx or nationally recognized courier, or similar delivery agent, by facsimile (evidenced by confirmation of successful transmission), or sent by certified mail (return receipt requested), with postal charges prepaid and shall be given or directed to the Company at its principal executive office shown on the first page hereof, to the attention of General Counsel, facsimile (216) 676-2462, and to Holder at Holder’s address as shown in the Company’s registry of holders of the Senior Notes. The Company or Holder may change its address for purposes of this paragraph by giving the other written notice of its new address in the manner set forth above. As to any such person, notice may be sent to such other address as the party to receive such notice or other communication (or copy thereof) shall have designated in writing to the party sending the same.

Presentment

The Company waives presentment for payment, notice of non-payment or dishonor, protest, notice of protest, all other notices in connection with the delivery, acceptance, performance, Default and enforcement of this Note, diligence in collection and in any and all exercises of any and all rights, powers and remedies related thereto, and, to the fullest extent permitted by law, the full benefit of all laws for the benefit of debtors.

Expenses

In addition to the principal amount payable hereunder, the Company agrees to pay to Holder, upon demand, all costs and expenses, including reasonable attorney’s fees, which may be incurred by Holder resulting primarily from the gross negligence or willful misconduct of the Company (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the non-performance by the Company of its obligations set forth herein. In addition to its obligations under the preceding sentence, in the event of a Default in payment of amounts due under this Note and the Company is permitted to make such payments to Holder under the subordination provisions of this Note, the Company agrees to pay to Holder, upon demand, all costs and expenses, including reasonable attorney’s fees, which may be incurred by Holder in connection with the collection and enforcement of this Note.

Amendments and Waivers

Except as otherwise provided in this Note (including the next paragraph), no addition to or waiver, cancellation, renewal, extension or amendment of (each, an “Amendment”) this Note, or any right or restriction hereunder or provision hereof, shall be binding upon Holder unless such Amendment is set forth in a written instrument which is executed and delivered by Holder or a prior registered holder of this Note or any part of the principal amount evidenced hereby.

Any Amendment that is set forth in a written instrument which is executed and delivered by holders of the Senior Notes holding at least a majority in principal amount of the Senior Notes outstanding at the time of delivery thereof (the “Majority Holders”) shall be binding upon Holder (and each other holder of the Senior Notes); provided, however, that no such Amendment shall be binding upon Holder without the prior written consent of Holder or a prior registered holder of this Note or any part of the principal amount evidenced hereby, to the extent that such Amendment shall purport to: (i) reduce the principal amount of this Note; (ii) change the Maturity Date of this Note; or (iii) make this Note payable in money other than in the lawful money of the United States of America. If an Amendment changes the terms of this Note, the Company may require Holder to deliver this Note to the Company for placement of an appropriate notation thereon.

Successors and Assigns

All agreements in this Note between the Company and Holder shall bind their respective successors and assigns.

Severability

If any provision of this Note shall be held to be invalid, unenforceable or illegal in any jurisdiction under any circumstances for any reason, (i) such provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal while preserving the intent of the parties as expressed in, and the benefits to the parties provided by, this Note or (ii) if such provision cannot be so reformed, such provision shall be severed from this Note and an equitable adjustment shall be made to this Note (including addition of necessary further provisions to this Note) so as to give effect to the intent as so expressed and the benefits so provided. Such holding shall not affect or impair the validity, enforceability or legality of such provision in any other jurisdiction or under any other circumstances. Neither such holding nor such reformation nor severance shall affect or impair the legality, validity or enforceability of any other provision of this Note. Any such reformation, severance and adjustment shall likewise apply to all other Senior Notes.

Captions

The descriptive headings in this Note are for convenience only and shall not affect the interpretation of this Note.

Governing Law; Submission to Jurisdiction; Waiver of Jury Trial

THE VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS SENIOR NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE LAWS, RULES AND PRINCIPLES OF THE STATE OF NEW YORK REGARDING CONFLICTS OF LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION). THE COMPANY AND HOLDER AGREE THAT ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE SHALL BE COMMENCED AND PROSECUTED IN A COURT IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK. THE COMPANY AND HOLDER CONSENT

AND SUBMIT TO THE PERSONAL JURISDICTION OF ANY SUCH COURT IN RESPECT OF ANY SUCH PROCEEDING. THE COMPANY AND HOLDER CONSENT TO SERVICE OF PROCESS UPON EITHER OF THEM WITH RESPECT TO ANY SUCH PROCEEDING BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, AND BY ANY OTHER MEANS PERMITTED BY APPLICABLE LAWS AND RULES. THE COMPANY AND HOLDER WAIVE ANY OBJECTION NOW OR HEREAFTER EXISTING TO THE LAYING OF VENUE OF ANY SUCH PROCEEDING IN ANY SUCH COURT AND ANY CLAIM NOW OR HEREAFTER EXISTING THAT ANY SUCH PROCEEDING IN ANY SUCH COURT IN NEW YORK COUNTY HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE COMPANY AND HOLDER WAIVE TRIAL BY JURY IN ANY SUCH PROCEEDING.

Counterparts

This Note may be executed in one or more counterparts, all of which shall be considered one and the same Note.

IN WITNESS WHEREOF, the Company has executed this Note as of the day and year first written above.

GRAFTECH INTERNATIONAL LTD.

By:

Name:	Quinn Coburn
Title:	Vice President & Treasurer

SUBSIDIARY GUARANTORS:

GRAFTECH INTERNATIONAL HOLDINGS INC.

By:

Name:	Quinn Coburn
Title:	Vice President & Treasurer

SEADRIFT COKE L.P.

By:	GRAFTECH SEADRIFT HOLDING
CORP., as General Partner

By:

Name:	Quinn Coburn
Title:	Vice President & Treasurer

GRAFTECH USA LLC

By:

Name:	Quinn Coburn
Title:	Vice President & Treasurer

Acceptance and receipt of the Note is hereby acknowledged by the undersigned.

[Name of Holder]

By:
Name:

Title (if applicable):